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                                                                     EXHIBIT 5.1


                                         July 16, 1997



Advanced Radio Telecom Corp.
500 108th Avenue, NE
Suite 2600
Bellevue, WA  98004

Ladies and Gentlemen:

          This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,731,725 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Advanced Radio Telecom Corp., a Delaware corporation (the "Company"), to be issued and sold by the Company upon exercise of the 2,025,000 warrants (the "Warrants") issued in conjunction with the Company's 14% Senior Notes due 2007 (the "Senior Notes"), each entitling the holder to purchase 1.349 shares of Common Stock for $.01 per Share.

          We have acted as counsel for the Company in connection with the proposed issue and sale of the Shares and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

          We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware. For purposes of our opinion set forth below, we have assumed that the per share consideration paid upon exercise of the Warrants will exceed the par value of a share of Common Stock and that there will be an adequate number of shares of authorized Common Stock available at the time of exercise of the Warrants for issuance upon exercise of the Warrants.

          Based upon the foregoing, we are of the opinion that:

          The Shares when issued upon exercise of the Warrants and against payment therefor as provided in the Warrants will be duly and validly authorized and will be validly issued, fully paid and nonassessable.

          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in the prospectus which is part of the Registration Statement under the caption "Legal Matters."

          It is understood that this opinion is to be used only in connection with the issuance and sale of the Shares while the Registration Statement is in effect.

                                         Very truly yours,

                                         /s/ Ropes & Gray

                                         Ropes & Gray